CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 17, 2016, relating to the financial statements and financial highlights which appear in the August 31, 2016 Annual Report to Shareholders of Schwab Treasury Inflation Protected Securities Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Portfolio Holdings Disclosure” in such Registration Statement.

San Francisco, California
February 24, 2017